Exhibit 99.1
Evan Goldstein
Salesforce Investor Relations
415-819-2987
evan.goldstein@salesforce.com
Stephanie Barnes
Salesforce Public Relations
415.722.0883
stephanie.barnes@salesforce.com

Salesforce Recommends Stockholders Reject “Mini-Tender” Offer
by Tutanota LLC

SAN FRANCISCO, Calif. - May 12, 2021 - Salesforce (NYSE: CRM), the global leader in CRM, today announced that it recently became aware of an unsolicited “mini-tender” offer by Tutanota LLC (Tutanota) to purchase up to 1 million of Salesforce’s common stock, representing significantly less than one percent of Salesforce’s common stock outstanding. The offer price of $240 per share is conditioned on, among other things, the closing price per share of Salesforce’s common stock exceeding $240 per share on the last trading day before the offer expires. This means that Tutanota’s offer will only be accepted if its offer price is below the closing market price.
Salesforce recommends that stockholders do not tender their shares in response to Tutanota’s offer because the offer is at a price below a conditional market price for Salesforce’s common stock and subject to numerous additional conditions. Stockholders who have already tendered their shares may withdraw them at any time prior to 5:00 p.m., New York City time, on Friday, April 1, 2022, in accordance with the offering documents.
Salesforce does not endorse Tutanota’s unsolicited mini-tender offer and is not associated in any way with Tutanota, its mini-tender offer, or its mini-tender offer documents.
Tutanota’s mini-tender offer seeks less than 5 percent of Salesforce’s outstanding common stock. Mini-tender offers seek to acquire less than 5 percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s outstanding shares. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws. In a statement to investors, the SEC cautioned investors that some bidders make mini-tender offers at below-market prices, saying it believes that these bidders are, “hoping that they will catch investors off-guard if the investors do not compare the offer price to the current market price.”
The SEC’s guidance to investors on mini-tenders is available at https://www.sec.gov/reportspubs/investor-publications/investorpubsminitendhtm.html. Tutanota has made similar unsolicited mini-tender offers for stock of other public companies. Salesforce encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at https://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Stockholders should obtain current market quotations for their shares, consult with their broker or financial advisor, and exercise caution with respect to Tutanota’s mini-tender offer. Salesforce requests that a copy of this news release be included with all distributions of materials related to Tutanota’s mini-tender offer related to Salesforce’s common stock.
About Salesforce
Salesforce, the global CRM leader, empowers companies of every size and industry to digitally transform and create a 360° view of their customers. For more information about Salesforce (NYSE: CRM), visit: www.salesforce.com.